STRADLING YOCCA CARLSON & RAUTH A PROFESSIONAL CORPORATION ATTORNEYS AT LAW 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 TELEPHONE (949) 725-4000 FACSIMILE (949) 725-4100	ORANGE COUNTY (949) 725-4000 SAN DIEGO (858) 926-3000 SAN FRANCISCO (415) 283-2240 SANTA BARBARA (805) 730-6800 SACRAMENTO (916) 449-2350

Exhibit 5.1

January 20, 2011

Cortex Pharmaceuticals, Inc.

15241 Barranca Parkway Irvine,

California 92618

Re:	Cortex Pharmaceuticals, Inc. Registration Statement on Form S-1

Ladies and Gentlemen,

In connection with the registration statement on Form S-1 (the “Registration Statement”) to be filed by Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on January 20, 2011 under the Securities Act of 1933, as amended (the “Securities Act”), you have requested our opinion with respect to the matters set forth below.

You have provided us with a draft of the Registration Statement and the prospectus included in the Registration Statement (the “Prospectus”) in the form in which it will be filed. The Registration Statement will provide for the registration by the Company of an aggregate of up to $3,000,000 of units, with each unit consisting of shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”) and warrants (the “Warrants”) to purchase shares of Common Stock (the “Warrant Shares”, together with the Shares and the Warrants, the “Securities”).

We have examined the originals, or copies certified or otherwise identified to our satisfaction of the Second Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

In addition, in our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Securities. For the purposes of this opinion letter, we have assumed that such proceedings to be taken in the future will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with law. We have also examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

1. When the Registration Statement has become effective under the Securities Act, and upon adoption by the Board of Directors of the Company of resolutions in form and content as required by applicable law, if not so previously adopted, authorizing the issuance of such Securities and upon payment to the Company of full consideration therefor (in no event less than the par value thereof for Common Stock), in the manner contemplated by the Registration Statement, the Prospectus, any applicable definitive purchase, underwriter or similar agreement, and by such Board of Directors’ resolutions, and assuming that (i) the terms of such Securities as issued and delivered are as described in the Registration Statement, the Prospectus and such resolutions, (ii) at the time of issuance of such Securities, the Company has a sufficient number of authorized but unissued shares of Common Stock under the Certificate of Incorporation, (iii) such Securities as issued and delivered comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any agreement or instrument to which the Company is a party or by which it is bound, any court or governmental or regulatory body having jurisdiction over the Company or otherwise and (iv) such Securities are issued and sold as contemplated in the Registration Statement, the Prospectus, any applicable definitive purchase, underwriting or similar agreement, and such Board of Directors’ resolutions, such shares of Common Stock and Warrant Shares will be validly issued, fully paid and nonassessable.

2. When (i) the Registration Statement has become effective under the Securities Act and as required by applicable laws, and (ii) the Warrants have been duly authorized and duly established in accordance applicable law (including, without limitation, by the adoption by the Board of Directors of the Company of a resolution duly authorizing the issuance and delivery of the Warrants) (the “Warrant Authorization”) and (iv) the Warrants have been duly executed, authenticated and/or countersigned, as contemplated by the Registration Statement, the Prospectus and the Warrant Authorization, and assuming that (a) the terms of the Warrants as executed and delivered are as described in the Registration Statement, Prospectus and the Warrant Authorization, (b) the Warrants as executed and delivered do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company, (c) the Warrants as executed and delivered comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any agreement or instrument to which the Company is a party or by which it is bound, any court or governmental or regulatory body having jurisdiction over the Company or otherwise and (d) the Warrants are then issued and sold as contemplated by the Registration Statement, Prospectus, any applicable definitive purchase, underwriting or similar agreement, and the Warrant Authorization, the Warrants will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth in paragraph 2 relating to the enforceability of the Warrants are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors, (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought, (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy, and (iv) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth